ELITE BEVERAGE

GBS

December 18, 2017

Retail Launch Project

PROPOSAL SUMMARY

Project Objectives

Develop and implement a US business strategy with Elite Brands International ("Elite" or "the Company") to launch their ready to drink beverage brand. Plan will be to market the brand in both traditional and non- traditional sales channels. Will do "deep penetration" in one or more geographic markets and target specific national/regional accounts that are a logical fit for the brand.

I: Develop a three (3) year business plan including optimization of sales channels and distribution, sales projections by customer by market, budgets for retail sales and marketing, HR plan for localized sales and marketing. Complete P&L.

II: Implement launch in initial market(s) according to plan targeting specific sales channels, customers and distributors via AXS Brands. Define success and establish key consumer metrics.

Scope of Work

I. **Kick Off Meeting - Attendees: Elite Management, GBS, AXS Brands**

Elite provides:

- Company Introduction
- Top line review of short term objectives

GBS provides:

- Introduction to team
- Schedule for next 90 Days – detail work plan
- Goals & expectations for all involved

Outcome

- Call to Action – mutual commitment and sense of urgency
- Team Building

II. GBS – Business Plan… Deliverables:

- Vision for a successful retail launch: Develop short and longer term strategies, Key Contributors, Key Metrics (VPO growth, Number of outlets, Daily Drinkers, Margin)
- Provide beverage industry perspective, competitive profile, SWOT, launch market assessment (barriers, pros/cons)
- Highlight consumer differences within each sales channel and develop USP's for each
- Prioritize/synchronize traditional and non- traditional sales channels within each launch market (i.e. Southern Cal, NYC, Texas)
- Prioritize specific key retailers/outlets within each target sales channel
- Develop sales decks tailored to each sales channel
- Select optimal distribution routes and specific distributors for each target sales channel
- Target specific brokers if/when necessary
- Target specific national accounts that fit well with brand strategy and target consumer
- Merchandising plan for each sales channel (HR, Budget)
- Develop presentation tailored to distributors for all channels
- In-store marketing plan and budget for each sales channel: promotions required, display requirements, target shelf space (cold and warm), tools necessary (collateral materials (POS, shippers, racks other in-store marketing tools)
- Detailed pricing model for all sales channels
- Develop with Elite, local consumer plans to drive necessary consumer awareness, trial and loyalty levels
- Top-line sales forecast (# of doors, units and gross revenue)
- HR Plan for sales function and local marketing team. Includes Elite hires by market in addition to GBS/AXS team.
- Detailed Dashboard tracking system to measure key performance factors
- Provide benchmarks for scaling to additional markets/broader retail in the future
- Timing – ongoing weekly updates with key Elite personnel. Finished plan presented within 45 days

III. Market Implementation… Deliverables

- Draft quarterly Operating Plan for each launch market. Specific "to do list" assigning specific goals and responsibilities to all team members. Lay out synchronized distributor, retailer, other account meetings
- Execute successful/scalable go-to-market model measuring step by step progress (Key metrics: # of accounts, daily drinkers, VPO tracking)
- Team effort: Elite, GBS, AXS Brands
  - GBS's role - project Chief Commercialization Officer (CCO). Main contact with Elite management. Provide ongoing assessment and metrics. Assist in negotiation of distribution contracts, retail plans
  - GBS will call on targeted national/regional accounts as detailed in plan.
  - GBS to engage AXS Brands team and train other appropriate local (Elite/GBS/AXS) sales personnel to implement plan
  - AXS - General Manager (working with Elite management) along with his team to be catalyst with retailers, distributors, other accounts
  - GBS/AXS responsible for contact and sell-in with targeted retailers, distributors, brokers with approval from and in coordination with Elite
  - GBS/AXS responsible for ongoing account management with customers and distributors including identifying necessary programs and initiatives to help Elite achieve business objectives
  - GBS/AXS team will identify issues and opportunities as they arise along with recommended courses of action
  - GBS/AXS responsible for insuring that local market plans are executed as per plan
- Co-develop trade presentations (Sales Decks) targeting specific sales channels
- Timing – ongoing weekly updates with Elite and GBS/AXS team

<u>**Fees and Expenses**</u>

Business Plan

Project Duration (latest): 45 Days
Retainer: $25,000

- 50% due in advance of services
- 25% due at 30 Days
- 25% due at 45 days (or project completion)

Market Implementation

Project Duration: 45 Days
Retainer:

- $13,000 per month for one market
- $18,000 per month for two markets
- $27,000 per month for three markets
- $36,000 per month for four markets

The monthly retainer is due on first of each month in advance of services.

Local sales, marketing and merchandising manpower, as required, over and above GBS/AXS personnel listed above to be funded by Elite and included in Go-to-Market Strategy - HR plan. GBS/AXS has roster of sales personnel for each market.

Stock and Incentive

Upon signing of this Agreement, GBS will be allocated 500,000 shares of restricted, 144 stock for year one (1). At completion of year one (1) there will be an annual review in which shares could be increased or decreased based upon performance and price of stock.

Elite will consider further annual stock incentive programs for GBS after year one. Goals for such would be mutually determined.

Business Expenses

Elite to reimburse GBS for expenses related to managing the projects per above. Reimbursable expenses include: transportation to Elite headquarters for meetings and reasonable travel expenses for AXS Brands GM and team, as necessary. All expenses will be pre-approved by Elite management and shall be reasonable, and subject to audit and appropriate documentation per Elite guidelines. A budget for AXS Brands and GBS expense will be included in the plan.

Termination

The Business Plan retainer is non-refundable once The Agreement is signed.

Market Implementation - Elite may terminate AXS Brands services (Market Implementation) with 60 day notice any time in the first 6 months after the Agreement is signed, and upon 30 day notice any time after 6 months after the Agreement is signed.

Miscellaneous

Compliance

GBS shall comply with all applicable federal, state, and local laws.

Agency

GBS is an independent contractor of Elite, and the parties are not entering into an employee/employer relationship. GBS shall not bind or obligate Elite in any agreement or contractual arrangement without Elite's express prior written approval.

Non- Disclosure

GBS has signed a Non-Disclosure with Elite Brands International on December 13, 2017 and GBS is subject to its terms and conditions.

Disputes

This Agreement is subject to the laws of the State of Texas.

Agreed upon by:

Elite Beverage Intl.	GBS Growth Partners LLC
Name	Name
CEO	Managing Partner
Title	Title
Elite Bev Intl	GBS Growth Partners LLC
Company	Company
1/2/2018	1/2/2018
Date	Date

CANCELLATION OF SHARES

THIS NOTICE OF CANCELLATION OF SHARES is issued on September 7, 201 between Elite Performance Holding Corp, a Nevada corporation (the "Company") an JOHN (JACK) BRENNAN ("Consultant") and will be issued once we receive and effective da of the S1 registration.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreem as if the date set forth above.

Elite Performance Holding Corp

By:____________________________
Name: Joey Firestone
Title: President

Consultant

By:____________________________
Name: JOHN (JACK) BRENNAN
Title: MANAGING PARTNER